Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 07:26 PM 12/10/2010 FILED 07:07 PM 12/10/2010 SRV 101176097 - 4461378 FILE

CERTIFICATE OF OWNERSHIP AND MERGER

OF

THE BRAINY BRANDS COMPANY, INC.
(a Delaware corporation)

INTO

ENTER CORP.
(a Delaware corporation)

Under Section 253 of the Delaware General Corporation Law

The undersigned corporation does hereby certify as follows:

FIRST:                      Enter Corp. (the “Corporation”) is a business corporation of the State of Delaware.  The Certificate of Incorporation was filed with the Secretary of State on November 21, 2007.

SECOND:                 The Corporation is the owner of all of the outstanding shares of the stock of The Brainy Brands Company, Inc., which is also a business corporation of the State of Delaware.

THIRD:                     On November 30, 2010, the Board of Directors of the Corporation adopted the following resolutions to merge The Brainy Brands Company, Inc. into the Corporation:

RESOLVED, that The Brainy Brands Company, Inc. be merged into this Corporation, and that all of the estate, property, rights, privileges, powers and franchises of The Brainy Brands Company, Inc. be vested in and held and enjoyed by this Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by The Brainy Brands Company, Inc. in its name; and it is further

RESOLVED, that this Corporation shall assume all of the obligations of The Brainy Brands Company, Inc.; and it is further

RESOLVED, that the officers of this Corporation be, and they and each of them hereby is, authorized, empowered and instructed to file a Certificate of Ownership and Merger of The Brainy Brands Company, Inc. into this Corporation pursuant to Section 253 of the Delaware General Corporation Law and to take such other action as they may deem necessary or advisable in order to effect the merger of The Brainy Brands Company, Inc. into this Corporation (the “Merger”), the taking of such action to be conclusive evidence as to the necessity or advisability therefor; and it is further

RESOLVED, that this Corporation shall change its name to The Brainy Brands Company, Inc. upon the effectiveness of the Merger; and it is further

RESOLVED, that the merger of The Brainy Brands Company, Inc. into this Corporation shall be effective upon filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware; and it is further

RESOLVED, that the officers of this Corporation be, and they hereby are, authorized and empowered to certify as to the adoption of any or all of the foregoing resolutions.

ENTER CORP.

Dated: November 30, 2010	By:	/s/ John Benfield
John Benfield
Chief Executive Officer